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                                                                    EXHIBIT 20.1


                                 PRESS RELEASE               [LOGO APPEARS HERE]


For immediate release

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              AVIVA REPORTS ON RESUMPTION OF COLOMBIAN PRODUCTION

DALLAS, TEXAS, AUGUST 27, 1996 . . . .Aviva Petroleum Inc. (AMEX: "AVV")
announced today that field activities in Colombia have been resumed following the temporary suspension reported on August 13th.

All four of its Colombian fields - Toroyaco, Linda, Mary and Miraflor - are now producing at normal rates. Oil production was shut-in for approximately one week because of the suspension.

The Company also stated that it is presently completing its Toroyaco #4 development well in the Villeta U and T sands. Production rates for the well will be established over the next several days after a pump is installed.

Aviva Petroleum is engaged in the exploration for and the development and production of oil and gas in Colombia and onshore and offshore in the United States. Aviva's common stock is also quoted on the London Stock Exchange (symbol "AVP").


Further Information:

Ron Suttill
Aviva Petroleum Inc.
Dallas, Texas
214 691 3464